Exhibit 10.10
Ally Financial Inc.

Ally Financial Inc.
500 Woodward Avenue, MC : MI-01-10-HR Detroit, MI 48226

<DATE>

<NAME>

Re: Ally LEADer Equity Participation (“ALEP”) Award

Dear <FIRST NAME>:

1.
Congratulations! You have been granted an ALEP Award under the Ally Financial Inc. 2014 Incentive Compensation Plan (the “Plan”). A copy of the Plan is enclosed. Capitalized terms not defined in this Award Agreement will have the meaning set forth in the Plan.

2.
Your ALEP Award is granted to you as a separate incentive and is not in lieu of salary or other compensation for your services. By accepting this ALEP Award, you consent to any and all Plan amendments, vesting restrictions, and revisions to any other term or condition of this Award Agreement that may be required to comply with federal law or regulation governing compensation, whether such amendments, restrictions, or revisions are applied prospectively or retroactively to this or prior Awards. By accepting this Award, you also acknowledge and agree that it is subject to all of the requirements set forth in the Enterprise Compensation Policy and that you are subject to all of the restrictive covenants set forth in Section 13 of the Plan (i.e., non-solicit, confidentiality, non-disparagement).

3.	Your Award is being made in the form of Restricted Stock Units. Your Award is comprised of the following:

Grant Date:    [INSERT]
Total Award Units: [INSERT]

Units	Vesting Date	Settlement Date
[INSERT- ¼ of Granted award]	[INSERT – 1 year from Grant Date]	[INSERT – 1 year from Grant Date]
[INSERT- ¼ of Granted award]	[INSERT – 2 years from Grant Date]	[INSERT – 2 years from Grant Date]
[INSERT- ¼ of Granted award]	[INSERT – 3 years from Grant Date]	[INSERT – 3 years from Grant Date]
[INSERT- ¼ of Granted award]	[INSERT – 4 years from Grant Date]	[INSERT – 4 years from Grant Date]

4.
This Award Agreement will become effective by printing, signing, dating one copy of this Award Agreement, and returning the signed copy (all pages) to: Brett Harrison at Ally Financial, e-mail Brett.Harrison@ally.com. If you do not accept this Award Agreement within 45 days of notification, [INSERT DATE], you will be deemed to have rejected the ALEP Award and this Award Agreement will be null and void and without any further force or effect.

5.
Subject to requirements of any federal laws or regulations and Ally policy that govern compensation, your ALEP Award will vest and be settled as soon as practical after the date(s) noted above. If and when a change to the vesting date(s) noted above is required, you will be notified in writing.

6.
If on the Grant Date you are considered a material risk taker, in connection with regulatory guidance and in support of its corporate governance principles, to the extent that any portion of the ALEP Award remains

<NAME>
<DATE>

unpaid, Ally reserves the right to adjust downward the amount of this ALEP Award without your consent to reflect adverse outcomes attributable to inappropriate, excessive, or imprudent risk taking in which you participated and which was the basis for this ALEP Award. Your Award is also subject to cancellation, recovery, forfeiture, or repayment consistent with Ally’s recoupment policy contained in the Enterprise Compensation Policy.

7
If your employment is terminated due to Retirement, as approved by the Company, or by the Company Without Cause during the first year following the Grant Date, the first two tranches (i.e., one-half of the total ALEP Award) of the ALEP Award will continue to vest in accordance with above schedule, but the second two tranches (i.e., one-half of the total ALEP Award) will be forfeited. If your employment is terminated due to Retirement, as approved by the Company, or by the Company Without Cause after the first year following the Grant Date, the entire ALEP Award will continue to vest and will be settled in accordance with the above schedule (i.e., no forfeiture). Otherwise, Section 11 of the Plan governs the effect of a Termination of Service on your ALEP Award, except that for purposes of this Award the “twenty-four months” shall be substituted and shall apply in lieu of the reference to “twelve months” contained in Section 11 of the Plan.

8.
Section 12 of the Plan governs the effect of a Change in Control of Ally on your Award, except that for purposes of this Award the “twenty-four months” shall be substituted and shall apply in lieu of the reference to “twelve months” contained in Section 12 of the Plan.

9.
If the Company pays a dividend on Shares prior to the Vesting Date, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held the number of Shares, if any, as earned and vested as of the Vesting Date. These dividends will vest and be paid to you on the Vesting Date (or such other vesting and settlement date applicable under this Award), subject to the vesting of your Award. No dividends or dividend equivalents will be paid to you with respect to any portion of your Award that is canceled or forfeited. The Company will decide on the form of payment and may pay dividends or dividend equivalents in Shares, in cash or in a combination thereof, subject to applicable law.

10.
You may designate a beneficiary using the Beneficiary Designation Form located on the Executive Deferred Compensation (EDC) Website or using the enclosed form. If no beneficiary is designated, or if the Ally determines that the beneficiary designation is unclear or that the designated beneficiary cannot be located, any settlement as a result of your death will be made to your estate. The EDC Website may also be used for any subsequent change in your beneficiary designation.

11.
By accepting this ALEP Award, you understand and acknowledge that your ALEP Award is subject to the rules under Internal Revenue Code Section 409A, and agree and accept all risks (including increased taxes and penalties) resulting from Internal Revenue Code Section 409A.

12.	Except as prohibited by any federal law or regulation that governs compensation, your ALEP Award is subject to and governed by the terms and conditions of this Award Agreement and the Plan.

13.	By accepting this ALEP Award, as evidenced by your signature below, you agree to abide by the terms and conditions of this Award Agreement and the Plan.

Sincerely yours,

Kathleen Patterson
Chief HR Officer
<DATE>

<NAME>
<DATE>

I HAVE READ THE PLAN DOCUMENT AND THIS AWARD AGREEMENT AND I ACCEPT THE AWARD REFERENCED ABOVE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT AND THE ALLY FINANCIAL INC. 2014 INCENTIVE COMPENSATION PLAN.

Participant Signature (Required)	Date (Required)

Last Four Digits of SSN or National ID (Required)